Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of May 16, 2012 (the “Start Date”) by and between PATRICK J. TALAMANTES (the “Executive”) and THE McCLATCHY COMPANY, a Delaware corporation (the “Company”),

W I T N E S S E T H:

WHEREAS, the Company wishes to employ the Executive in the capacity of its President and Chief Executive Officer; and

WHEREAS, the Executive is willing to accept such employment upon the terms and conditions set forth below and is committed to remaining in the Company’s employ upon the terms and conditions set forth below; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1. Term of Employment. The Company agrees to continue the Executive’s employment, and the Executive agrees to remain in employment with the Company, from the Start Date until May 16, 2014 (the “Term”), unless terminated earlier in accordance with Section 5 or 6. This Agreement shall expire at the end of the Term, or, in the case of the Executive’s early termination in accordance with Section 5 or 6, when all obligations of the parties hereunder have been satisfied.

2. Duties and Scope of Employment.

(a) Position. The Company agrees to employ the Executive in Sacramento, California as its President and Chief Executive Officer as of the Start Date. The Executive shall report to the Company’s Board of Directors and shall have the authority and responsibilities customarily granted to the President and Chief Executive Officer.

(b) Obligations. During the term of his employment under this Agreement, the Executive shall devote his full business efforts and time to the Company and its affiliates and shall not render services to any other person or entity without the consent of the Company’s Board of Directors. The foregoing, however, shall not preclude the Executive from (i) serving on the boards of directors of not-for-profit entities and trade groups, (ii) serving on the boards of directors of such other corporations as the Company’s Board of Directors may approve from time to time, (iii) engaging in other civic, charitable, non-profit or religious activities, (iv) devoting a reasonable amount of time to private investments which do not interfere or conflict with his responsibilities to the Company, and (v) enjoying the usual holiday and vacation periods.

3. Base Salary. Effective as of the Start Date, the Company agrees to pay the Executive, as compensation for his services as President and Chief Executive Officer, a base salary at an annual rate of $750,000, or at such higher rate as may from time to time be determined by the Compensation Committee of the Board of Directors. The base salary specified in this Section 3, together with any increases in such salary which the Company may grant from time to time, is referred to in this Agreement as “Base Salary.” The Executive’s Base Salary shall be subject to required withholding taxes.

4. Special RSU Award. On the Start Date, the Executive shall receive a restricted stock unit award covering 100,000 shares of the Company’s Class A Common Stock (the “Special Award”). The Special Award shall vest in full on May 16, 2015, subject to the Executive’s continued service to that date; provided, however, that complete vesting of the Special Award shall occur in the event the Executive’s employment with the Company terminates on account of death or disability, or the Executive is involuntarily terminated by the Company without Cause (defined below) or resigns for Good Reason (defined below).

5. Involuntary Termination. The Company may terminate the Executive’s employment for any reason, with or without Cause, including, but not limited to, the reasons described below, by giving the Executive not less than 60 days’ advance notice in writing (in which event the Executive may become entitled to the payments and benefits described in Section 8 or 9, as applicable).

(a) Termination for Cause. The Company may terminate the Executive’s employment at any time for Cause. For all purposes under this Agreement, “Cause” shall mean (i) a willful failure by the Executive to substantially perform his duties hereunder, other than a failure resulting from the Executive’s complete or partial incapacity due to physical or mental illness or impairment, or (ii) a willful act by the Executive which constitutes gross misconduct and which is materially injurious to the Company. No act, or failure to act, by the Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest. The Company’s notice of termination shall specify the nature of the Cause.

(b) Termination for Disability. The Company may terminate the Executive’s employment for Disability. For all purposes under this Agreement, “Disability” shall mean that the Executive, at the time notice is given, has been unable to perform his duties under this Agreement for a period of not less than six consecutive months as a result of an illness or injury, as determined for purposes of the Company’s long-term disability income insurance. The Company’s notice of termination shall specify the nature of the Disability. In the event that the Executive resumes the performance of his duties hereunder on a full-time basis before the termination of his employment hereunder becomes effective, the notice of termination shall automatically be deemed to have been revoked.

6. Voluntary Termination. The Executive may terminate his employment with the Company for any reason, including Good Reason, in which event the Executive may become entitled to the payments and benefits described in Section 8 or 9, as applicable, subject in the case of a Good Reason termination to Executive’s compliance with the notice provisions set forth in this Section 6. In connection with a voluntary termination, other than a termination for Good Reason, the Executive shall give the Company not less than six (6) months’ advance notice in writing. The Company may elect, in its sole discretion, to waive such six (6) month advance written notice requirement. In connection with a termination that is a Good Reason termination, the Executive shall give the Company not less than sixty (60) days’ advance notice in writing. The Company, in its sole discretion, may elect to waive such sixty (60) day advance written notice requirement. Any waiver of notice by the Company shall not constitute an involuntary termination under Section 5, and the termination shall continue to be considered a voluntary termination. For all purposes under this Agreement, “Good Reason” shall mean (i) a demotion or material reduction in the Executive’s Base Salary, without his written consent, (ii) the failure to make the Special Award described in Section 4, (iii) a material reduction in the Executive’s responsibility or authority (including, without limitation, loss of the title or functions of the President and Chief Executive Officer of the Company or its successor), (iv) removal of the Executive from the Company’s Board of Directors, or (v) relocation of the Company’s headquarters from Sacramento, California. The Executive must give the Board advance notice in writing of the Executive’s decision to terminate his employment for Good Reason within 90 days of the initial occurrence of the condition that is the basis for such Good Reason resignation in order for the termination to be treated as a Good Reason termination; provided, further, that Good Reason will only exist if, in the case of a condition that may be cured, the Company fails substantially to correct the deficiency within thirty (30) days of receipt of such notice. The thirty (30) day cure period shall run contemporaneously with the sixty (60) day advance written notice period referenced above. Furthermore, the Executive’s termination shall only be treated as a Good Reason resignation if the Executive’s actual termination of employment with the Company occurs no later than two years following initial occurrence of the condition that is the basis for the Good Reason resignation.

7. Death. The Executive’s employment under this Agreement automatically shall terminate on account of his death during the Term.

8. Benefits for Termination by the Company Without Cause or Resignation by the Executive for Good Reason. In the event that, during the Term of this Agreement, (i) the Company terminates the Executive’s employment for any reason other than Cause or Disability or (ii) the Executive terminates his employment for Good Reason, the Executive shall be entitled to receive his Accrued Compensation (defined in Section 9) and a severance payment from the Company (the “Severance Payment”). The Severance Payment shall be made in a lump sum as soon as reasonably practicable, but in no event less than 15 or more than 60 days, following the effective date of the employment termination. Any payment under this Section 8(a) shall be subject to required withholding taxes. The amount of the Severance Payment shall be one million dollars ($1,000,000).

9. Benefits for All Other Terminations. In the event of (i) the Executive’s involuntary termination, other than an involuntary termination by the Company without Cause for which a Severance Payment or full vesting of the Special Award is owed in accordance with Section 8, (ii) the Executive’s voluntary termination of employment from the Company other than for Good Reason, or (iii) the Executive’s automatic termination of employment with the Company on account of his death, the Executive shall be entitled to payment of compensation accrued through such date consisting of (i) any unpaid Base Salary to the date of the Executive’s termination of employment, (ii) all vested benefits under applicable written plans and programs maintained by the Company subject to the terms and conditions of such plans or programs, (iii) reasonable business expenses and disbursements incurred by the Executive in accordance with the Company’s applicable written business expense reimbursement policy; and (iv) any accrued but unpaid vacation payable in connection with a termination of employment of the Executive under the Company’s applicable vacation policy (collectively, “Accrued Compensation”).

10. Miscellaneous Provisions.

(a) Delivery of Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary. For all purposes under this Agreement, the employment relationship shall terminate on the date properly specified in the notice of termination. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement described in Section 5 or 6, as applicable.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Assignment and Successors. Neither party shall assign any right or delegate any obligation hereunder without the other party’s written consent, and any purported assignment or delegation by a party hereto without the other party’s written consent shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(d) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. Effective as of the date hereof, this Agreement supersedes any prior employment agreement between the Executive and the Company. This Agreement is in full force and effect notwithstanding The McClatchy Company Corporate Office At-Will Policy adopted by the Company on January 1, 1999, or any amendment to or replacement thereof.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Arbitration. Any dispute or claim in law or equity, whether based on contract or tort or otherwise, relating to or arising out of the employment of the Executive by the Company, other than a claim based on a statute providing an exclusive means of enforcement, shall be settled exclusively by final arbitration in accordance with the labor arbitration rules of the American Arbitration Association in effect at the time the arbitration is initiated. Any claim or dispute subject to arbitration shall be deemed waived, and forever barred, if not presented for arbitration within six months of the date when the claim or dispute arose.

(h) Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified executive” as determined pursuant to Section 409A of the Internal Revenue Code (“Section 409A”) as of the Executive’s date of employment termination and if any payment or benefit provided for in this Agreement cannot be paid or provided in the manner otherwise provided without subjecting the Executive to additional tax, interest or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following the Executive’s date of employment termination shall be paid or provided to the Executive in a cash lump-sum on the first business day of the seventh calendar month following the month in which termination of employment occurs or, if earlier, at the Executive’s death. Furthermore, references in this Agreement to “termination,” “termination of employment” or like terms shall mean a “separation from service” within the meaning of Section 409A.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE:

/s/ Patrick J. Talamantes
Patrick J. Talamantes

Date: May 16, 2012

THE MCCLATCHY COMPANY:

By:	/s/ Karole Morgan-Prager
Name: Karole Morgan-Prager
Title: Vice President, Corporate Development, General Counsel & Corporate Secretary

Date: May 16, 2012